CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

            Advanced Suspension Technologies, Inc
                     (the "Corporation")

We  the  undersigned,  Dr. Kenneth Coleman  (President)  and
Lidiya Balfe (Treasurer) of the Corporation do hereby certify:

That the board of Directors of the Corporation at a meeting duly convened and held on the 18th day of December, 1996, adopted a resolution to amend the original articles as follows:

     Article I is hereby amended to read as follows:

          "The   name   of   the  Corporation   is
          (hereinafter known as the corporation) is Dalton International Resources, Inc."

     Article IV is hereby amended to read as follows:

          "The authorized capital shares of common
          stock shall be 100,000,000 shares with a
          par  value  of  $0.001 per  share.   All
          voting rights of the corporation shall be exercised by the holders of the Common Stock, with each share of the Common Stock being entitled to one vote.
          Cumulative  voting will not be  allowed.
          All shares of Common Stock shall have equal rights in the event of dissolution or final liquidation. The issued and outstanding shares of 2,000,000 (two-million) are hereby forward split 3 to 1
          (three to one) making the issued and outstanding shares 6,000,000 which is part of the total 100,000,000 authorized capital common shares."

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 2,000,000, that the said change(s) and amendment ahs been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Kenneth P. Coleman   /s/ Lidiya Balfe
Dr. Kenneth Coleman, President     Lidiya Balfe, Treasurer